Exhibit 10.2
FOR IMMEDIATE RELEASE
July 19, 2011
Huron Consulting Group Appoints Chief Financial Officer
CHICAGO — July 19, 2011 — Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of business consulting services, today announced the appointment of C. Mark Hussey as executive vice president, chief financial officer, and treasurer. Hussey succeeds James K. Rojas, who was appointed Huron’s chief operating officer on March 31, 2011 and continued to serve as CFO and treasurer until Hussey assumed the role.
“Mark is a seasoned CFO with experience at both public and private companies, and he has led companies through various stages of growth. We are pleased to welcome him to Huron and we look forward to his leadership as our new CFO,” said James H. Roth, chief executive officer and president, Huron Consulting Group.
Hussey joins Huron from Crosscom National, LLC, a privately held professional IT services organization deploying and servicing in-store technology solutions for large, national retailers. In that role, he served as CFO and was responsible for all finance and administrative functions for the company. Prior to that position, he served as executive vice president and CFO at Information Resources, Inc. (North America). During his career, Hussey has held senior finance, accounting and investor relations positions at entities such as EZLinks Golf, Inc., Dominick’s Finer Foods, Inc., and the Quaker Oats Company.
Hussey received his M.B.A. in Finance from the University of Chicago Graduate School of Business and his B.S. in Accountancy from the University of Illinois, Urbana-Champaign. He is a Chartered Financial Analyst, Certified Management Accountant, and Certified Public Accountant (Illinois).
About Huron Consulting Group
Huron Consulting Group helps clients in diverse industries improve performance, comply with complex regulations, reduce costs, recover from distress, leverage technology, and stimulate growth. The Company teams with its clients to deliver sustainable and measurable results. Huron provides services to a wide variety of both financially sound and distressed organizations, including healthcare organizations, Fortune 500 companies, leading academic institutions, medium-sized businesses, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.
Media Contact:
Jennifer Frost Hennagir
312-880-3260
jfrost-hennagir@huronconsultinggroup.com
Investor Contact:
C. Mark Hussey
or
Ellen Wong
312-583-8722
investor@huronconsultinggroup.com
###